SECOND AMENDMENT TO
PRE-ACQUISITION AGREEMENT
AMONG
CANADIAN OIL SANDS LIMITED
- AND -
1212707 ALBERTA LTD.
- AND -
CANADA SOUTHERN PETROLEUM LTD.
DATED JUNE 18, 2006
July 12, 2006

PRE-ACQUISITION AGREEMENT AMENDMENT NO. 2
     THIS PRE-ACQUISITION AGREEMENT AMENDMENT NO. 2 (the “Second Amending Agreement”), dated as of July 12, 2006 between Canadian Oil Sands Limited (“Acquiror”), 1212707 Alberta Ltd. (“Offeror”), a wholly-owned Subsidiary of Acquiror, and Canada Southern Petroleum Ltd. (the “Company”);
     WITNESSES THAT, WHEREAS the Acquiror, the Offeror, and the Company entered into the Pre-Acquisition Agreement dated as of June 18, 2006, as amended June 29, 2006 (collectively, the "Prior Agreement”), and in accordance with the Prior Agreement, the Acquiror, through Offeror, has made the Offer to acquire all of the outstanding Common Shares together with associated rights of the Company; and
     WHEREAS the parties wish to amend the Prior Agreement as set forth in this Second Amending Agreement;
     NOW THEREFORE in consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which re hereby acknowledged), the parties covenant and agree as follows:
1.	INTERPRETATION

1.1	Definitions
     Unless there is something in the subject matter or context inconsistent therewith, all terms contained in this Second Amending Agreement which are defined in the Prior Agreement, shall, for all purposes hereof have the meanings given to such terms in the Prior Agreement as amended by this Second Amending Agreement.
1.2	Meaning of Agreement
     The term Agreement where used in the Prior Agreement and this Second Amending Agreement means the Prior Agreement as amended by this Second Amending Agreement.
2.	VARIATIONS TO THE OFFER

2.1	The Offer
(a)	The definition of “Purchase Consideration” in section 1.1 of the Prior Agreement is amended by replacing “U.S.$11.10” with “U.S.$13.10”.

(b)	Section 2.1(a)(ii) of the Prior Agreement is amended by replacing “U.S.$11.10” with “U.S.$13.10”.

(c)	The Offeror shall use its reasonable commercial efforts to issue and mail to Shareholders and Optionholders a notice of variation to the Offer (the “Second

Notice of Variation”) (and the Offer as varied by the Offeror’s Notice of Variation dated July 5, 2006 and the Second Notice of Variation is in this Second Amending Agreement referred to as the “Offer”) on or before 12:00 midnight (Calgary time) on July 14, 2006 and, in any event, shall issue and mail the Second Notice of Variation to Shareholders and Optionholders no later than 12:00 midnight (Calgary time) on July 17, 2006.
2.2	Conditions Precedent
(a)	The obligation of the Offeror to issue and mail the Second Notice of Variation as contemplated in Section 2.1(c) shall be conditional upon the following:
(i)	no event shall have occurred or circumstance shall exist which would make it impossible or impracticable to satisfy one or more of the conditions of the Offer described in Schedule 2.1(a) of the Prior Agreement; and

(ii)	each of the representations and warranties of the Company which are set out in the Agreement shall be true and correct in all material respects at the date that the Second Notice of Variation is proposed to be issued, other than the representations and warranties of the Company set forth in Section 6.7 of the Prior Agreement, which shall be true and correct as of the date of the Prior Agreement, and in Section 6.37 of the Prior Agreement, which shall be true and correct as of July 12, 2006, and the Company shall have complied in all material respects with each of its covenants and obligations set out in the Agreement.
(b)	The foregoing conditions in paragraph (a) are for the exclusive benefit of the Acquiror, on its own behalf and on behalf of the Offeror, and may be waived by the Acquiror, on its own behalf and on behalf of the Offeror, in whole or in part, in its sole discretion.
2.3	Company Action
(a)	The Company represents and warrants to the Offeror that the Board, after consultation with its legal and financial advisors, has unanimously determined that the Offer is fair to the Shareholders and is in the best interests of the Company and the Shareholders. Subject to Section 3.2, the Company will use its reasonable commercial efforts to issue a notice of change to the Director’s Circular and an amendment to its Schedule 14D-9 recommending that Shareholders accept the Offer (the “Directors’ Circular Notice of Change”) concurrent with the issue and mailing of the Second Notice of Variation by the Offeror, and in any event, the Company shall issue such Directors’ Circular Notice of Change no later than 12:00 midnight (Calgary time) on July 17, 2006.

(b)	The Company shall co-operate with the Offeror, use reasonable commercial efforts to support the Offer and provide the Offeror with a draft copy of the Directors’ Circular Notice of Change to be mailed to Shareholders prior to the mailing thereof, on a confidential basis, and shall provide the Offeror with a reasonable opportunity to review and provide any comments thereon. The Company shall mail the Directors’ Circular Notice of Change within the time frame indicated above and the Offeror and the Company shall cooperate in attempting to jointly mail the Second Notice of Variation and the Directors’ Circular Notice of Change. The Company shall also file the Directors’ Circular Notice of Change on a timely basis with all applicable Regulatory Authorities. The Directors’ Circular Notice of Change will set forth in prominent type, among other things, the determinations and recommendations of the Board as set forth in Section 2.3(a) and the intention of members of the Board and officers to tender their Common Shares to the Offer. The Directors’ Circular Notice of Change shall also comply with the applicable rules governing the recommendation or solicitation by the subject company and others set forth in Rule 14d-9 and Rule 14e-2 promulgated under the U.S. Securities Exchange Act of 1934.
(c)	The Directors’ Circular Notice of Change, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with all applicable laws, including all Applicable Corporate Laws and all Applicable Securities Laws, and shall in all material respects comply with the requirements of all applicable laws.
2.4	Second Notice of Variation
     The Offeror shall provide the Company with a draft copy of the Second Notice of Variation as well as any other documents in connection with the Second Notice of Variation to be mailed to Shareholders and Optionholders on or after the date hereof (including any notices of change or variation), prior to the mailing thereof (collectively, the “Second Notice of Variation Documents”), on a confidential basis, and shall provide the Company with a reasonable opportunity to review and provide comments thereon. The Offeror shall file the Second Notice of Variation Documents on a timely basis with the Regulatory Authorities. The Second Notice of Variation Documents, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with any applicable law, including, without limitation, all Applicable Corporate Laws and all Applicable Securities Laws, and shall in all material respects comply with the requirements of applicable law, including all Applicable Corporate Laws and all Applicable Securities Laws.
2.5	Press Releases
     Each of the parties shall issue its press release upon execution of this Second Amending Agreement in the forms set forth in Schedule 2.5 hereto. The parties shall consult each other with respect to any further public disclosures respecting the Agreement, the Offer or any matter related thereto.
3.	REPRESENTATIONS AND WARRANTIES

3.1	Restatement
(a)	The representations and warranties of each of the parties contained in the Prior Agreement, other than the representations and warranties of the Company contained in Sections 6.7 and 6.37 of the Prior Agreement, are restated as of the date of this

Second Amending Agreement as if set out in full in this Second Amending Agreement.
(b)	The Company hereby represents and warrants that as at July 12, 2006, the Company has in excess of $20 million in cash and cash equivalents and has no debt.
4.	OTHER

4.1	Counterparts
     This Second Amending Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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     In witness whereof, Acquiror , the Offeror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CANADIAN OIL SANDS LIMITED
By:	/s/ Marcel R. Coutu
	Name:	Marcel R. Coutu
	Title:	President and Chief Executive Officer

By:	/s/ Trudy M. Curran
	Name:	Trudy M. Curran
	Title:	General Counsel and Corporate Secretary

1212707 ALBERTA LTD.
By:	/s/ Allen R. Hagerman
	Name:	Allen R. Hagerman
	Title:	Chief Financial Officer

CANADA SOUTHERN PETROLEUM LTD.
By:	/s/ John W. A. McDonald
	Name:	John W. A. McDonald
	Title:	President and Chief Executive Officer